August 8, 1997


ReliaStar Life Insurance Company
20 Washington Street
Avenue South, Route 1237
Minneapolis, MN   55401

Attn:  Stewart Gregg, Esq.

Gentlemen:

This letter sets forth the agreement between OpCap Advisors (the "Adviser") and ReliaStar Life Insurance Company (the "Company") concerning certain administrative services to be provided by you on a sub-administration basis, with respect to OCC Accumulation Trust (the "Fund").

1. Administrative Services and Expenses. Administrative services for the Company's Separate Accounts entitled Select Variable Account and Select*Life Variable Account (the "Separate Account"), which invests in Series of the Fund pursuant to the Participation Agreement between the Company and the Fund (the "Participation Agreement") and for purchasers of variable annuity/life contracts issued through the Separate Account (the "Contracts"), are the responsibility of the Company. Administrative services of the Fund, in which the Separate Account invests, and for purchasers of Fund shares, are the responsibility of the Fund or the Adviser.

     You have agreed to assist us, as we may request from time to time, with the provision of administrative services ("Administrative Services") to the Fund, on a sub-administration basis, as they may relate to the investment in the Fund by the Separate Account. It is anticipated that Administrative Services may include (but shall not be limited to) the mailing of Fund reports, notices, proxies and proxy statements and other informational materials to holders of the Contracts supported by the Separate Account with allocations to the Fund; the preparation of various reports for submission to the Fund's Board of Trustees; the provision of shareholder support services with respect to the portfolios serving as funding vehicles for the Contracts; such services listed on Schedule A attached hereto and made a part hereof.

2. Administrative Expense Payments. In consideration of the anticipated administrative expense savings resulting to the Adviser from the arrangements set forth in this Agreement, the Adviser agrees to pay the Company on a quarterly basis, from the Adviser's own resources, including its bona fide profits, an amount set forth in Schedule B attached hereto and made a part hereof.

     For purposes of computing the payment to the Company contemplated under this Paragraph 2, the average daily net assets invested by the Company over a quarterly period shall be computed by totaling the Company's aggregate investment (share net


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     asset value multiplied by the total number of shares held by the Company)
     on each calendar day during the quarterly period, and dividing by the total number of calendar days during such quarterly period.

     The payment contemplated by this Paragraph 2 shall be calculated by the Adviser at the end of each quarter and will be paid to the Company within 30 days thereafter. Payment will be accompanied by a statement showing the calculation of the quarterly amount payable by the Adviser and such other supporting data as may be reasonably requested by the Company.

3. Nature of Payments. The parties to this letter agreement recognize and agree that the Adviser's payments to the Company relate to Administrative Services only. The amount of administrative expense payments made by the Adviser to the Company pursuant to Paragraph 2 of this letter agreement shall not be deemed to be conclusive with respect to actual administrative expenses or savings of the Adviser.

4. Term. This letter agreement shall remain in full force and effect for so long as the assets of the Fund are attributable to amounts invested by the Company under the Participation Agreement, unless terminated in accordance with Paragraph 5 of this letter agreement.

5. Termination. This letter agreement will be terminated by either party upon 60 days advance written notice or immediately upon the mutual agreement of the parties hereto in writing.

6. Representation. The Company represents and agrees that it will maintain and preserve all records as required by law to be maintained and preserved in connection with providing the Administrative Services, and will otherwise comply with all laws, rules and regulations applicable to the Administrative Services.

7. Subcontractors. The Company may, with the consent of the Adviser, contract with or establish relationships with other parties for the provision of the Administrative Services or other activities of the Company required by this letter agreement, provided that the Company shall be fully responsible for the acts and omission of such other parties.

8. Authority. This letter agreement shall in no way limit the authority of the Fund or OCC Distributors, the Fund's Distributor, to take such action as any of such parties may deem appropriate or advisable in connection with all matters relating to the operations of the Funds and/or sale of its shares. The Company understands and agrees that the obligations of the Adviser under this letter agreement are not binding upon the Fund. It is further understood and agreed that in performing the Administrative Services, the Company, acting in its capacity described herein, shall at no time be acting as an agent for the Adviser.

9. Miscellaneous. This letter agreement may be amended only upon mutual agreement of the parties hereto in writing. This letter agreement may not be assigned by a party hereto, by operation of law or otherwise, without the prior written consent of the other party. This letter agreement, including Schedule A and Schedule B, constitutes the entire agreement between the parties with respect to the matters dealt with herein, and supersedes any previous agreements and documents with respect to such matters. This letter agreement may be executed in counterparts, each of which shall be deemed an original but all of which shall together constitute one and the same instrument. The Company agrees to notify the Adviser promptly if for any reason it is unable to perform fully and promptly any of its obligations under the letter agreement.

10. Notice. Any notices required to be sent hereunder shall be sent in accordance with the Participation Agreement.

         If this letter agreement is consistent with your understanding of the matters we discussed concerning administrative expense payments, kindly sign below and return a signed copy to us.

Very truly yours,




OpCap Advisors
By: /s/ (illegible)
   ---------------------------
Name:
     -------------------------
Title:
      ------------------------


Acknowledged and Agreed:

ReliaStar Life Insurance Company

By:
   ---------------------------
Name:
     -------------------------
Title:
      ------------------------


Attachment:   Schedule A
              Schedule B


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                                   SCHEDULE A

I.       Fund-related contractowner services

            - Printing and mailing costs associated with dissemination of Fund prospectus to existing contractowners

            - Telephonic support for contract owners with respect to inquiries about the Fund (not including information related to sales)

            - Fund proxies (including facilitating distribution of proxy material to contractowners, tabulation and reporting)

II.      Other administrative support

            -  Sub-accounting services

            - Relieving the Fund of other usual or incidental administrative services provided to individual shareholders

            - Providing other administrative support to the Fund as mutually agreed between insurer and the Fund


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                                   SCHEDULE B

         The Adviser agrees to pay the Company a quarterly amount that is equal on an annual basis to the following percentage of the average aggregate daily net assets invested by the Company, ReliaStar Bankers Security Life Insurance Company and Northern Life Insurance Company in the Fund:

         AVERAGE DAILY NET ASSETS                     ANNUAL RATE
         INVESTED BY THE COMPANY

         First $300 million                           0.15%
         Next $300 million                            0.20%
         Over $600 million                            0.25%